EXHIBIT 23.1
CONSENT OF ERNST & YOUNG LLP,
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Odyssey HealthCare, Inc. 2001 Equity-Based Compensation Plan of our reports dated March 11, 2005, with respect to the consolidated financial statements of Odyssey HealthCare, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2004, and Odyssey HealthCare, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Odyssey HealthCare, Inc. included therein, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
November 29, 2005
Dallas, Texas